Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
April 21, 2005	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports First-Quarter GAAP EPS of $0.36, Non-GAAP EPS of $0.51

Raises EPS Guidance for the Year

CAMBRIDGE, Mass. – Genzyme Corporation (Nasdaq: GENZ) today announced that revenue increased 28 percent in the first quarter of 2005 to $629.9 million from $491.3 million in the same quarter last year.

GAAP net income was $95.6 million, or $0.36 per diluted share, compared with GAAP net income of $67.9 million, or $0.29 per diluted share, in the first quarter a year ago.  GAAP results reflect amortization of $41.2 million and a charge of $9.5 million for in-process research and development purchased from Verigen AG.

Non-GAAP net income—which excludes amortization and special items—rose 53 percent to $131.1 million, compared with $85.6 million in the first quarter a year ago.  Non-GAAP earnings per share increased 38 percent to $0.51 from $0.37, including the impact of 18.5 million new shares associated with the acquisition of ILEX Oncology Inc. in December 2004.

GAAP earnings for the year are expected to increase to $1.72-$1.78 per diluted share from previous guidance of $1.67-$1.75 per diluted share.  Non-GAAP earnings are expected to increase to $2.12-$2.18 per diluted share from previous guidance of $2.08-$2.16 per diluted share.  For the second quarter, GAAP earnings are expected to be $0.41-$0.43 per diluted share, and non-GAAP earnings are expected to be $0.51-

(more)

$0.53 per share.  Non-GAAP estimates exclude amortization of $0.40 per share for the year and $0.10 per share for the second quarter.

 “We had an excellent first quarter, marked by strong product sales and a significant improvement in our gross margin,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp.  “We are raising our earnings guidance for the year based on this strong start and the greater clarity we have now about our momentum going forward.”

Genzyme’s gross margin in the first quarter was 77 percent of revenue, up from 74 percent in the first quarter a year ago.  This increase was driven by improved margins for Synvisc® (hylan G-F 20) stemming from the acquisition of U.S. sales rights, along with improved margins for Renagel® (sevelamer hydrochloride) and for enzyme replacement products resulting from increased utilization of the company’s manufacturing facilities.

Product Sales

Within the Renal area, revenue for Renagel, a phosphate binder for patients with end-stage renal disease on hemodialysis, was $99.4 million, up 19 percent from $83.5 million in the first quarter a year ago.  Renagel revenue includes product sales, royalties and sales of bulk sevelamer.  In the United States, Renagel has established a clear leadership position in the market for phosphate binders, and Genzyme expects the product to capture a substantial portion of the growth in this market.  International sales of Renagel continue to be strong, driven by the increasing use of the product in the more established markets in Europe.

Within the Therapeutics area, sales of Fabrazyme® (agalsidase beta) enzyme replacement therapy for Fabry disease rose 84 percent to $70.0 million from $38.1 million in the first quarter of last year.  U.S. sales were $24.5 million.  Sales outside the United States were $45.5 million, with $30.1 million coming from Europe where the product continues to gain market share.   Genzyme has submitted proposed labeling changes to the European Medicines Agency that would incorporate findings from the successfully completed Phase 4 study designed to verify the clinical benefit of Fabrazyme.  The company plans to make a similar submission to the FDA shortly.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $226.0 million in the first quarter, 11 percent greater than $203.0 million in the same quarter last year.

Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I were $15.9 million, compared with $7.4 million in the first quarter a year ago.  Aldurazyme sales are not included within Genzyme’s revenue because the product is marketed through a joint venture with BioMarin Pharmaceutical Inc.

Sales of Thyrogen® (thyrotropin alfa for injection) were $17.7 million in the quarter, up 27 percent from $14.0 million in the first quarter a year ago.  Thyrogen’s European label was expanded recently to allow the product’s use in thyroid remnant ablation procedures, a standard component of thyroid cancer treatment.  Genzyme is seeking to add this indication to the product’s U.S. label, and an FDA decision is expected later this year.  Thyrogen is currently used in diagnostic procedures to detect the recurrence of well-differentiated thyroid cancer.

Within the Biosurgery area, sales of Synvisc were $44.0 million, compared with sales of $22.4 million in the first quarter a year ago.  This increase and the associated margin improvement reflect the benefits Genzyme gained when it acquired full control of Synvisc sales and marketing from Wyeth on January 6 in the United States and several

European countries.  Synvisc is a leading viscosupplementation product for the treatment of pain due to osteoarthritis of the knee.

Sales of the Sepra™ family of anti-adhesion products were $16.7 million in the quarter, up 17 percent from sales of $14.2 million in the first quarter last year.

Within the Transplant area, combined sales of Thymoglobulin® (anti-thymocyte globulin, Rabbit) and Lymphoglobulin® (anti-thymocyte globulin, equine) were $27.2 million, an increase of 9 percent compared with $25.0 million in the first quarter a year ago.  These products are used in conjunction with immunosuppressant drugs in organ transplant procedures.

Total revenue for the Diagnostics/Genetics business rose 52 percent in the first quarter to $79.4 million, up from $52.1 million in the same quarter last year.  Within this area, revenue from genetic testing services rose to $52.5 million from $28.7 million, with a substantial portion of this 83 percent increase provided by the addition of the oncology testing business acquired from IMPATH Inc. in the second quarter of last year.

Oncology revenue, which is captured as part of Other revenue, was $11.5 million.  Oncology revenue includes profits and royalties from Campath® (alemtuzumab for injection), which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar™ (clofarabine) for intravenous infusion; and R&D revenue.  Campath and Clolar are each indicated for the treatment of a type of leukemia.  The U.S. introduction of Clolar is progressing well.  Genzyme plans to host a formal Clolar launch event on May 14 in conjunction with the annual meeting of the American Society of Pediatric Hematology/Oncology.  At that time, Genzyme’s newly established oncology sales force will begin promoting the product.

Other revenue—including sales of WelChol® (colesevelum hydrochloride) and pharmaceutical intermediates—was $18.4 million, compared with $16.6 million in the first quarter of 2004.

Expenses

Selling, general and administrative expenses were $181.8 million, compared with $143.2 million in the same quarter a year ago.  For both periods, SG&A spending represented approximately 29 percent of revenue.  SG&A spending in the first quarter of this year includes costs associated with the assumption of sales and marketing responsibilities for Synvisc in the United States, the integration of ILEX and the IMPATH oncology testing business, and the U.S. launch of Clolar.

Research and development spending was $114.7 million, an increase of 24 percent compared with $92.8 million in the first quarter a year ago.  R&D spending reflects a significant increase in oncology research and development, including numerous trials studying potential expanded applications for Campath and Clolar and evaluating earlier-stage oncology product candidates such as tasidotin HCL, which is being studied in several Phase 2 clinical trials.  It also reflects a larger investment in studies designed to capture the full potential of Synvisc by broadening the use of the current formulation to other joints beyond the knee and developing new formulations that could bring even further benefits to patients with osteoarthritis.

Product Pipeline

Several first-quarter events underscored the progress within Genzyme’s development programs:

•                  Preparations intensified for the submission of marketing applications for Myozyme® (alglucosidase alfa).  The U.S. submission is scheduled for the middle of the year and will be followed by submissions in Canada, Australia and Japan.  The European marketing application is under review, and action by regulatory authorities is expected later this year, with a launch anticipated in early 2006.  Decisions by the FDA and other regulatory agencies are expected in early 2006.  If approved, Myozyme would become the first treatment for patients with Pompe disease, a debilitating and often fatal muscle disorder resulting from an inherited enzyme deficiency.  The Myozyme program is Genzyme’s largest research and development initiative, and the company has made a significant capital investment to increase its capacity to manufacture the product.

•                  Patient enrollment began in the Phase 3 clinical trial of tolevamer, a novel non-absorbed polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea (CDAD).  The trial will enroll approximately 1,000 patients in more than 250 clinical centers in Europe and North America.  CDAD is a widespread problem among hospitalized patients, with more than 400,000 cases annually in the United States alone, resulting in prolonged hospitalization and approximately 5,000 deaths.  Tolevamer has received fast track designation from the FDA.

•                  Genzyme initiated a short-term clinical trial of sevelamer carbonate to evaluate the product’s equivalence to Renagel.  The trial is enrolling patients with end-stage renal disease.  Genzyme anticipates launching a study later this year to evaluate sevelamer carbonate’s potential to benefit patients with chronic kidney disease, a significantly larger population.  In the middle of this year, Genzyme expects to release top-line data from its Dialysis Clinical Outcomes Revisited (D-COR) study, the largest outcomes study ever conducted in the dialysis population.  The trial is examining the difference in mortality and morbidity outcomes for patients receiving Renagel versus those receiving calcium-based phosphate binders.

•                  Genzyme continued to make a significant investment in Synvisc.  Enrollment is 75 percent complete in the U.S. trial studying the product’s use in the hip, an indication that is already approved in Europe and Canada, and trials studying the product’s use in the ankle and shoulder are ongoing.  In addition, good progress is being made in the Phase 3 study of Hylastan, a next-generation product that could enhance patient convenience by reducing the number of required injections.

•                  The first patients were treated in a Phase 2 clinical trial of Genzyme’s proprietary HIF-1-alpha gene therapy in peripheral arterial disease.  The placebo-controlled study will enroll up to 300 patients at approximately 35 medical centers in the United States and Europe

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and more than 7,000 employees in locations spanning the globe.  With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s future performance and strategy, including statements regarding GAAP and Non-GAAP earnings estimates for 2005, Renagel’s expected growth potential and the anticipated timing of the release of D-COR data, the filing of and expected timing of regulatory responses on labeling changes for Fabrazyme and Thyrogen, the expected timing of European regulatory responses regarding Genzyme’s marketing application for Myozyme, the submission of Myozyme marketing applications in the US, Canada, Australia and Japan and the timing thereof, the launch of Myozyme, the anticipated progress in several clinical trials, including for tolevamer, sevelamer carbonate, Synvisc, Hylastan and HIF-1 alpha, and the development of new markets for Genzyme’s existing products, including Synvisc and Renagel. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of our products and services, including Myozyme; Genzyme’s ability to expand the use of current products in existing and new indications, including Synvisc; Genzyme’s ability to maintain and obtain regulatory approvals for products and services; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme’s ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Annual Report on Form 10-K for the period ended December 31, 2004.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of April 21, 2005 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures.  Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future.  The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends.  In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

Genzyme®, Renagel®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc® , Myozyme® , Aldurazyme® , Thymoglobulin® , Lymphoglobulin® and Campath® are registered trademarks and Sepra™ and Clolar™ are trademarks of Genzyme Corporation or its subsidiaries.  WelChol® is a registered trademark of Sankyo Pharma Inc.  All rights reserved.

Conference Call Information

There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s financial results for the first quarter of 2005.  If you would like to participate in the call, please dial 719-457-2642.  This call will also be Webcast live on the investor events section of www.genzyme.com.  A replay of this call will be available from 2:30 p.m. Eastern today through midnight on April 28 by dialing 719-457-0820.  Please refer to reservation number 947127.

Upcoming Events

On May 6, Genzyme will host its annual analyst and investor meeting.  A live Webcast and replay of this meeting will be available on www.genzyme.com in the Investors section of the site.  Please visit the Web site for additional details.

Genzyme will report financial results for the second quarter of 2005 on July 14, 2005.  If you would like to participate in the 11:00 a.m. Eastern conference call, please dial 719-457-2642.  Please check www.genzyme.com one week prior to the reporting date for any changes to this information.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION (GENZ)

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended March 31, 2005

(Amounts in thousands, except per share data)

		Dilution
	Before	Due to
	Charges,	Contingently
	Amortization,	Convertible			NON-GAAP
	FIN 46 &	Debt			Before Effect	Effect of	GAAP
	EITF 04-8	(EITF 04-8)	Amortization	IPR&D	of FIN 46	FIN 46	As Reported
Income Statement Classification:

Total revenues	$629,949				$629,949		$629,949

Cost of products and services sold	$(146,093)				$(146,093)		$(146,093)

Selling, general and administrative	$(181,780)				$(181,780)	$(59)	$(181,839)

Research and development	$(110,417)				$(110,417)	$(4,328)	$(114,745)

Amortization of intangibles	$—		$(41,186)		$(41,186)		$(41,186)

Purchase of in-process research and development	$—			$(9,500)	$(9,500)		$(9,500)

Equity in loss of equity method investments	$(3,911)				$(3,911)	$2,193	$(1,718)

Minority interest	$—				$—	$2,194	$2,194

Other	$81				$81		$81

Investment income	$6,618				$6,618	$—	$6,618

Interest Expense	$(3,808)				$(3,808)		$(3,808)

Summary:

Income (loss) before income taxes	$190,639	$—	$(41,186)	$(9,500)	$139,953	$—	$139,953

Provision for income taxes	(59,551)	—	15,156	—	(44,395)	—	(44,395)

Net income allocated to Genzyme Stock	$131,088	$—	$(26,030)	$(9,500)	$95,558	$—	$95,558

Net income per share of Genzyme Stock:
Basic	$0.52	$—	$(0.10)	$(0.04)	$0.38	$—	$0.38

Diluted (1)	$0.51	$(0.01)	$(0.10)	$(0.04)	$0.36	$—	$0.36

Weighted average shares outstanding:
Basic	250,921	—	—	—	250,921	—	250,921

Diluted (1)	258,207	9,686	—	—	267,893	—	267,893

(1)      GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004

Total revenues	$629,949	$491,251

Operating costs and expenses:
Cost of products and services sold	146,093	126,962
Selling, general and administrative	181,839	143,220
Research and development	114,745	92,816
Amortization of intangibles	41,186	26,245
Purchase of in-process research and development (1)	9,500	—
Total operating costs and expenses	493,363	389,243
Operating income	136,586	102,008

Other income (expenses):
Equity in loss of equity method investments	(1,718)	(3,831)
Minority interest	2,194	1,162
Other	81	29
Investment income	6,618	7,676
Interest expense	(3,808)	(10,326)
Total other income (expenses)	3,367	(5,290)
Income before income taxes	139,953	96,718
Provision for income taxes	(44,395)	(28,824)
Net income	$95,558	$67,894

Net income per share allocated to Genzyme Stock:
Net income per share of Genzyme Stock
Basic	$0.38	$0.30

Diluted (2)	$0.36	$0.29

Weighted average shares outstanding:
Basic	250,921	225,711

Diluted (2)	267,893	241,603

(1)          Includes charges for the purchase of in-process research and development of $(9,500)K related to our acquisition of Verigen AG in February 2005.

(2)          Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  For the three months ended March 31, 2005 and 2004, in accordance with EITF 04-8, interest and debt fees related to the notes of approximately $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares outstanding for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31, 2005	December 31, 2004
Cash and all marketable securities	$1,042,544	$1,081,749
Other current assets	1,076,905	1,081,833
Property, plant and equipment, net	1,297,802	1,310,256
Intangibles, net	2,466,938	2,360,315
Other assets	208,390	235,268
Total assets	$6,092,579	$6,069,421

Current liabilities	$519,445	$624,398
Noncurrent liabilities	1,054,506	1,064,867
Stockholders’ equity	4,518,628	4,380,156
Total liabilities and stockholders’ equity	$6,092,579	$6,069,421

Genzyme General (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q1-05
						vs.
						Q1-04			YTD
	Q1-04(1)	Q2-04(1)	Q3-04(1)	Q4-04(1)	Q1-05(1)	% B/(W)	FY 2003(1)	FY 2004(1)	03/31/05(1)
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$83,523	$87,617	$93,308	$99,272	$99,403	19%	$281,701	$363,720	$99,403
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	83,523	87,617	93,308	99,272	99,403	19%	281,701	363,720	99,403
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	83,523	87,617	93,308	99,272	99,403	19%	281,701	363,720	99,403

Therapeutics
Cerezyme enzyme	202,970	209,371	208,378	218,647	225,951	11%	733,817	839,366	225,951
Fabrazyme enzyme	38,103	49,620	57,996	63,918	70,026	84%	80,617	209,637	70,026
Thyrogen hormone	13,997	16,298	15,428	17,731	17,715	27%	43,438	63,454	17,715
Other Therapeutics	39	1,193	575	655	807	1969%	1,802	2,462	807
Total Therapeutics product and service revenue	255,109	276,482	282,377	300,951	314,499	23%	859,674	1,114,919	314,499
Therapeutics R&D revenue	—	—	—	—	554		1	—	554
Total Therapeutics	255,109	276,482	282,377	300,951	315,053	23%	859,675	1,114,919	315,053

Transplant
Thymoglobulin/Lymphoglobuline	25,012	25,260	28,342	30,314	27,221	9%	29,953	108,928	27,221
Other Transplant	11,222	11,235	12,669	6,999	3,917	(65)%	14,367	42,125	3,917
Total Transplant product and service revenue	36,234	36,495	41,011	37,313	31,138	(14)%	44,320	151,053	31,138
Transplant R&D revenue	—	—	261	49	17		—	310	17
Total Transplant	36,234	36,495	41,272	37,362	31,155	(14)%	44,320	151,363	31,155

Biosurgery
Synvisc viscosupplementation product and services	22,363	27,520	24,630	13,783	44,016	97%	55,579	88,296	44,016
Sepra products	14,212	15,579	15,085	16,771	16,652	17%	25,959	61,647	16,652
Other Biosurgery	10,807	14,178	16,814	13,533	14,250	32%	32,414	55,332	14,250
Total Biosurgery product and service revenue	47,382	57,277	56,529	44,087	74,918	58%	113,952	205,275	74,918
Biosurgery R&D revenue	321	2,302	227	1,391	134	(58)%	5,127	4,241	134
Total Biosurgery	47,703	59,579	56,756	45,478	75,052	57%	119,079	209,516	75,052

Diagnostics/Genetics
Diagnostic Products	23,370	22,917	21,667	23,001	26,866	15%	88,588	90,955	26,866
Genetic Testing	28,744	48,809	55,915	54,698	52,507	83%	102,147	188,166	52,507
Total Diagnostics/Genetics product and service revenue	52,114	71,726	77,582	77,699	79,373	52%	190,735	279,121	79,373
Diagnostic/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	52,114	71,726	77,582	77,699	79,373	52%	190,735	279,121	79,373

Other
Other product and service revenue	14,784	16,444	15,935	27,332	24,496	66%	71,710	74,495	24,496
Other R&D revenue	1,784	1,245	1,999	2,983	5,417	204%	7,597	8,011	5,417
Total Other	16,568	17,689	17,934	30,315	29,913	81%	79,307	82,506	29,913
Total revenues	$491,251	$549,588	$569,229	$591,077	$629,949	28%	$1,574,817	$2,201,145	$629,949

						Q1-05
						vs.
						Q1-04			YTD
	Q1-04(1)	Q2-04(1)	Q3-04(1)	Q4-04(1)	Q1-05(1)	% B/(W)	FY 2003(1)	FY 2004(1)	03/31/05(1)
Revenues:
Total product and service revenue	$489,146	$546,041	$566,742	$586,654	$623,827	28%	$1,562,092	$2,188,583	$623,827
Total R&D revenue	2,105	3,547	2,487	4,423	6,122	191%	12,725	12,562	6,122
Total revenues	491,251	549,588	569,229	591,077	629,949	28%	1,574,817	2,201,145	629,949

Total product and service gross profit	362,184	403,173	411,883	422,757	477,734	32%	1,143,123	1,599,997	477,734

SG&A expense	143,220	152,850	147,886	155,432	181,839	(27)%	455,395	599,388	181,839

R&D expense	92,816	99,370	92,188	107,428	114,745	(24)%	295,725	391,802	114,745

Amortization of intangibles	26,245	27,245	27,657	28,326	41,186	(57)%	64,720	109,473	41,186

Purchase of in-process research and development (2)	—	—	—	254,520	9,500		158,000	254,520	9,500

Charge for impaired assets (3)	—	—	—	4,463	—		7,996	4,463	—

Operating income (loss)	102,008	127,255	146,639	(122,989)	136,586	34%	174,012	252,913	136,586

Other income (expenses):
Equity in loss of equity method investments	(3,831)	(4,274)	(4,362)	(3,157)	(1,718)	55%	(16,743)	(15,624)	(1,718)
Minority interest	1,162	964	1,589	2,284	2,194	89%	2,232	5,999	2,194
Gain (loss) on investments in equity securities	353	71	(2,706)	1,030	141	(60)%	(1,201)	(1,252)	141
Gain on sale of product line (4)	—	—	—	—	—		1,709	—	—
Other	(324)	(390)	(19)	376	(60)	81%	994	(357)	(60)
Investment income	7,676	5,603	4,566	6,399	6,618	(14)%	42,312	24,244	6,618
Interest expense (5)	(10,326)	(17,495)	(5,429)	(4,977)	(3,808)	63%	(22,380)	(38,227)	(3,808)

Income (loss) before income taxes	96,718	111,734	140,278	(121,034)	139,953	45%	180,935	227,696	139,953

Provision for income taxes	(28,824)	(33,558)	(42,479)	(36,308)	(44,395)	(54)%	(98,792)	(141,169)	(44,395)

Division net income (loss) before allocated tax benefits	67,894	78,176	97,799	(157,342)	95,558	41%	82,143	86,527	95,558

Allocated tax benefits	—	—	—	—	—		12,140	—	—

Net income (loss) allocated to Genzyme Stock (1)	$67,894	$78,176	$97,799	$(157,342)	$95,558	41%	$94,283	$86,527	$95,558

Net income (loss) per share of Genzyme Stock-diluted (1,6,7)	$0.29	$0.33	$0.41	$(0.68)	$0.36	24%	$0.42	$0.37	$0.36

Weighted average shares outstanding-diluted (6,7)	241,603	241,230	244,406	232,255	267,893	11%	225,976	234,318	267,893

								YTD
	Q1-04(1)	Q2-04(1)	Q3-04(1)	Q4-04(1)	Q1-05(1)	FY 2003(1)	FY 2004(1)	03/31/05(1)
Total product and service revenue	$489,146	$546,041	$566,742	$586,654	$623,827	$1,562,092	$2,188,583	$623,827
As a % of total product and service revenue:
Renagel (including Sevelamer)	17%	16%	16%	17%	16%	18%	17%	16%
Cerezyme enzyme	41%	38%	37%	37%	36%	47%	38%	36%
Fabrazyme enzyme	8%	9%	10%	11%	11%	5%	9%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	5%	4%	2%	5%	4%
Synvisc viscosupplementation product and services	5%	5%	4%	3%	7%	3%	4%	7%
Sepra products	3%	3%	3%	3%	3%	2%	3%	3%
Diagnostics/Genetics	11%	13%	14%	13%	13%	12%	13%	13%
Other	7%	8%	8%	8%	7%	8%	8%	7%

Total product and service gross margin	74%	74%	73%	72%	77%	73%	73%	77%

Total revenues	$491,251	$549,588	$569,229	$591,077	$629,949	$1,574,817	$2,201,145	$629,949

SG&A expense as % of total revenue	29%	28%	26%	26%	29%	29%	27%	29%
R&D expense as % of total revenue	19%	18%	16%	18%	18%	19%	18%	18%
Operating income (loss) as % of total revenue	21%	23%	26%	(21)%	22%	11%	11%	22%

Provision for income taxes as % of profit (loss) before tax	30%	30%	30%	(30)%	32%	48%	62%	32%

Balance sheet trends:	03/31/04(8)	06/30/04(8)	09/30/04(8)	12/31/04(8)	03/31/05(8)	12/31/03(8)	12/31/04(8)	03/31/05(8)
Cash and all marketable securities	$1,235,859	$657,047	$823,446	$1,081,749	$1,042,544	$1,227,460	$1,081,749	$1,042,544
Other current assets	907,286	944,828	992,019	1,081,833	1,076,905	909,490	1,081,833	1,076,905
Property, plant and equipment, net	1,156,083	1,202,580	1,231,775	1,310,256	1,297,802	1,151,133	1,310,256	1,297,802
Intangibles, net	1,537,411	1,698,415	1,669,358	2,360,315	2,466,938	1,517,791	2,360,315	2,466,938
Other assets	208,805	201,885	196,116	235,268	208,390	198,654	235,268	208,390
Total assets	$5,045,444	$4,704,755	$4,912,714	$6,069,421	$6,092,579	$5,004,528	$6,069,421	$6,092,579

Current liabilities	$922,995	$497,503	$526,189	$624,398	$519,445	$392,025	$624,398	$519,445
Noncurrent liabilities	1,082,140	1,083,563	1,073,694	1,064,867	1,054,506	1,676,091	1,064,867	1,054,506
Stockholders’ equity	3,040,309	3,123,689	3,312,831	4,380,156	4,518,628	2,936,412	4,380,156	4,518,628
Total liabilities and stockholders’ equity	$5,045,444	$4,704,755	$4,912,714	$6,069,421	$6,092,579	$5,004,528	$6,069,421	$6,092,579

Notes:

(1)                                  Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our earnings are allocated to Genzyme General.  Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

From July 1, 2003 through May 27, 2004, we referred to our outstanding series of common stock as Genzyme General Stock.  At our annual meeting of shareholders on May 27, 2004, our shareholders approved an amendment to our charter that eliminated the designation of separate series of common stock, resulting in 690,000,000 authorized shares of a single series of common stock, which we refer to as Genzyme Stock.

(2)                                  Includes charges for the purchase of in-process research and development of $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004, $(9,500)K related to our acquisition of Verigen AG in February 2005 and $(158,000)K related to our acquisition of SangStat Medical Corporation in September 2003.

(3)                                  Includes impairment charges of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma and $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business.

(4)                                  Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement.  We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to Genzyme Biosurgery.  However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)                                  In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the three months ended June 30, 2004 and the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)                                  Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(7)                                  For all periods except Q4-04 and the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.  Dilutive earnings per share for the year ended December 31, 2003 was not impacted by the adoption of EITF 04-8 because our convertible senior notes were only outstanding for a portion of the month in December 2003.

In Q4-04, excludes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes because the effect would be anti-dilutive due to our net loss for the period.

For the year ended December 31, 2004, excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

(8)                                  Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology.  From that date forward, all of our assets and liabilities are allocated to Genzyme General.